Filed Pursuant to Rule 433

Registration No. 333-151922

Final Term Sheet

October 30, 2008

VERIZON COMMUNICATIONS INC.

$2,000,000,000 8.75% Notes due 2018

$1,250,000,000 8.95% Notes due 2039

Issuer:	Verizon Communications Inc.

Title of Securities:	8.75% Notes due 2018 (the “Notes due 2018”) 8.95% Notes due 2039 (the “Notes due 2039” and, together with the Notes due 2018, the “Notes”)

Trade Date:	October 30, 2008

Settlement Date (T+3):	November 4, 2008

Maturity Date:	Notes due 2018: November 1, 2018 Notes due 2039: March 1, 2039

Aggregate Principal Amount Offered:	Notes due 2018: $2,000,000,000 Notes due 2039: $1,250,000,000

Price to Public (Issue Price):	Notes due 2018: 99.438% plus accrued interest, if any, from November 4, 2008 Notes due 2039: 97.483% plus accrued interest, if any, from November 4, 2008

Gross Spread:	Notes due 2018: .450% Notes due 2039: .750%

Price to Verizon:	Notes due 2018: 98.988% Notes due 2039: 96.733%

Interest Rate:	Notes due 2018: 8.75% per annum Notes due 2039: 8.95% per annum

Interest Payment Dates:	Notes due 2018: Semi-annually on each May 1 and November 1, commencing May 1, 2009. Notes due 2039: Semi-annually on each March 1 and September 1, commencing March 1, 2009.

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000.

Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the Notes being redeemed or the discounted present value of the Notes being redeemed at Treasury Rate plus 75 basis points.

Joint Bookrunners:	Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Greenwich Capital Markets, Inc.

Allocation:

	Principal Amount of Notes Due 2018	Principal Amount of Notes Due 2039
Citigroup Global Markets Inc.	$211,111,000	$156,250,000
Morgan Stanley & Co. Incorporated	211,111,000	156,250,000
UBS Securities LLC	211,112,000	156,250,000
Banc of America Securities LLC	211,111,000	126,250,000
Credit Suisse Securities (USA) LLC	211,111,000	126,250,000
Greenwich Capital Markets, Inc.	211,111,000	126,250,000
Barclays Capital Inc.	211,111,000	126,250,000
Mitsubishi UFJ Securities International plc	211,111,000	126,250,000
Scotia Capital (USA) Inc.	211,111,000	75,000,000
Goldman, Sachs & Co.	20,000,000	25,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	40,000,000	0
RBC Capital Markets Corporation	20,000,000	25,000,000
Wachovia Capital Markets, LLC	20,000,000	25,000,000

	$2,000,000,000	$1,250,000,000

Reference Document:	Prospectus Supplement, subject to completion, dated October 30, 2008; Prospectus dated October 30, 2008.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1 (800) 831-9146, Morgan Stanley & Co. Incorporated toll-free at 1 (866) 718-1649 or UBS Securities LLC toll-free at 1 (888) 827-6444 Ext. 561-3884.

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